Exhibit 99.1

First Automated Test for Galectin-3 Now Available in U.S.

WALTHAM, Mass., July 6, 2015 (GLOBE NEWSWIRE) — BG Medicine, Inc. (Nasdaq: BGMD), the developer of the BGM Galectin-3® Test, today announced that the ARCHITECT® Galectin-3 assay is now available. This automated blood test was cleared by the United States Food and Drug Administration (FDA) for use in conjunction with clinical evaluation as an aid in assessing the prognosis of patients diagnosed with chronic heart failure. The ARCHITECT Galectin-3 assay is performed using the Abbott ARCHITECT automated immunoassay analyzer and is being commercialized through an agreement between BG Medicine and Abbott.

“We believe that the introduction of automated galectin-3 testing will improve access to galectin-3 testing, shorten turn-around time for delivery of test results, and, as a result, accelerate adoption of galectin-3 testing in the United States,” said Paul R. Sohmer, M.D., President and CEO of BG Medicine, Inc.

ARCHITECT® Galectin-3 Assay Intended Use and Important Safety Information

For In Vitro Diagnostic Use

Intended Use: The ARCHITECT Galectin-3 assay is a chemiluminescent microparticle immunoassay (CMIA) for the quantitative determination of galectin-3 in human serum and EDTA plasma. The ARCHITECT Galectin-3 assay may be used in conjunction with clinical evaluation as an aid in assessing the prognosis of patients diagnosed with chronic heart failure (HF). The ARCHITECT Galectin-3 assay is used with the ARCHITECT i System with STAT protocol capability.

Important Safety Information: Results should be interpreted along with clinical findings and other laboratory test results. Levels of galectin-3 in blood may be increased in patients with certain cancers and conditions associated with organ fibrosis. The ARCHITECT Galectin-3 assay is not indicated for detection, diagnosis, prognosis, or any uses associated with any type of cancer, conditions associated with organ fibrosis, or any other condition not noted under the INTENDED USE section.

CAUTION: United States Federal law restricts this device to sale and distribution by or on the order of a physician, or to a clinical laboratory.

For complete information, see the assay specific package insert on www.abbottdiagnostics.com.

About Galectin-3 and Heart Failure

Galectin-3 is a protein that is involved in fundamental disease processes, including the development of fibrosis in organ tissues and cardiac remodeling, which may lead to the development and progression of heart failure. Higher levels of galectin-3 are associated with a more aggressive form of heart failure, which may make identification of high-risk patients using galectin-3 testing an important part of patient care. i Galectin-3 testing may be useful in helping physicians determine which patients are at higher risk of hospitalization or death.i Galectin-3 testing is to be used as an aid in assessing the prognosis of patients with chronic heart failure, in conjunction with clinical evaluation. For more information please visit www.BG-Medicine.com.

About BG Medicine, Inc.

BG Medicine, Inc. (Nasdaq:BGMD), the developer of the BGM Galectin-3 Test, is focused on the development and delivery of diagnostic solutions to aid in the clinical management of heart failure and related disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.BG-Medicine.com.

The BG Medicine Inc. logo is available for download here.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our belief that automated versions of galectin-3 testing will improve access to the test, shorten turn-around time to receive testing data, and accelerate adoption of galectin-3 testing in the U.S. Our expectation is that the introduction of automated galectin-3 testing will reshape and substantially grow the galectin-3 testing market. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. These risks and uncertainties include, among other things, the factors discussed under the heading “Risk Factors” contained in BG Medicine’s annual report and quarterly reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and BG Medicine disclaims any obligation to update the information contained in this press release as new information becomes available.

CONTACT: Stephen Hall, EVP & Chief Financial Officer, (781) 890-1199

[i]	de Boer R, Lok D, Jaarsma T, et al. Predictive value of plasma galectin-3 levels in heart failure with reduced and preserve ejection fraction. Annals of Medicine. 2011; 43: 60-68.